Exhibit 4.61

This document is a translation of the original text in Chinese

Amended and Restated Loan Agreement

This Amended and Restated Loan Agreement (this “Agreement”) is entered into on December 31, 2015 in Beijing, by and between:

Party A:    Baidu Online Network Technology (Beijing) Co., Ltd.

Registered Address: 3/F, No. 10 Shanghdi 10th Street, Haidian District, Beijing

Party B: Yanhong Li

WHEREAS,

1.	Party A is a foreign invested enterprise incorporated under the laws of the PRC,

2.	Party B is a Chinese citizen, and is the shareholder of Baidu Network Information Technology Co., Ltd. (“Baidu Network”);

3.	Party A, Party B and other related parties executed a series of loan agreements as set forth in Schedule 1 of this Agreement (collectively, the “Original Loan Agreements”), the Parties now agree to execute this Agreement to amend and restate the Original Loan Agreements, and this Agreement shall replace and substitute the Original Loan Agreements as of the date of execution.

Party A and Party B, through friendly consultation, agree as follows:

1.	In accordance with the terms and conditions of this Agreement, Party A agrees to provide an interest-free loan in the amount of RMB 885.55 million yuan (RMB 885,550,000.00) to Party B, and Party B agrees to accept such loan.

2.	Party B confirms the receipt of such loan and has applied such loan toward payment of capital contribution of Beijing Network.

3.	The term of the loan under this Agreement shall commence on the date Party B receives such loan to the date 10 years from the execution of this Agreement, which may be extended upon mutual written consent of the Parties. During the term of the loan or the extended term of the loan, Party A has the right to cause the loan to be due immediately by written notice, and require Party B to repay the loan in accordance to this Agreement in the event any of the following circumstances occur to Party B:

a.	Party B leaves or is terminated from Party A or an affiliated company of Party A;

b.	Party B’s death, lack or limitation of civil capacity;

c.	Party B engages in criminal act or is involved in criminal activities;

d.	Any third party filed a claim against Party B that exceeds RMB 100,000; or

e.	Subject to the laws of the PRC, Party A or a person designated by Party A is permitted invest in Beijing Network to conduct internet information service business, value-added telecommunication business and other business, and Party A has issued a written notice relating to the equity purchase of Beijing Network to such party pursuant to the provisions of the Exclusive Option Contract mentioned in article 4 hereof, to exercise purchase rights.

4.	The parties herein agree and confirm that, to the extent and within the scope permitted by the laws of the PRC, Party A shall have the right but not the obligation to purchase or designated other persons (including natural person, legal entity or any other entity) to purchase the equity interests of Beijing Network held by Party B in whole or in part (hereinafter referred to as “Option Right”), but Party A shall issue a written notice to purchase equity interests to Party B. Upon Party A’s issuance of a written notice to exercise such Option, Party B shall, in accordance with Party A’s wishes and instructions, immediately transfer all of its equity interests in Beijing Network to Party A or other persons as designated by Party A at the original investment price (“Original Investment Price”) or at another price agreed upon by Party A where the law otherwise requires. The Parties hereby agree and acknowledge, when Party A exercises its Option Right, if in accordance to the applicable laws at the time, the lowest price of the equity interests permitted is higher than the Original Investment Price, then the purchase price of Party A or other persons designated by Party A shall be the lowest price permitted by the laws. The parties agree to the above matters and have executed the Exclusive Option Contract.

5.	The parties herein agree and confirm that Party B may repay the loan only by the following methods: the borrower (or his successors or assignees) shall transfer the equity interest in Beijing Network to Party A or its designated person and use the proceeds to repay the loan when the loan is due and Party A gives a written notice, or through another method as mutually agreed by the parties herein.

6.	The Parties herein agree and confirm that this loan is an interest-free loan unless there are different provisions in this Agreement. But if the loan is due and Party B has to transfer his equity interests in Beijing Network to Party A or its designated person and the proceeds exceed the loan principal due to the legal requirement or other reasons, the extra amount over the principal of proceeds will be considered as the interests or capital use cost, to the extent permitted by the law, which shall be repaid to Party A.

7.	The parties agree and confirm that Party B shall be deemed to have completed his obligations under this Agreement only if the following requirements are met:

a.	Party B has transferred all his equity interests in Beijing Network to Party A and/or its designated person; and

b.	Party B has repaid the total amount of proceeds from the equity interest transfer or the maximum amount (including principal and the maximum interests as permitted by the applicable laws at the time) permitted by applicable laws to Party A.

8.	To secure the performance of debt under this Agreement, Party B agrees to pledge all of his equity interests in Beijing Network to Party A (the “Equity Pledge”). The parties agree to execute an equity pledge agreement for the above matters.

9.	Party A hereby represents and warrants to Party B that, as of the execution date of this agreement:

a.	Party A is a wholly-owned foreign enterprise incorporated and validly existing under the laws of the PRC;

b.	Party A has the right to execute and perform this agreement. The execution and performance by Party A of this agreement comply with its business scope, Articles or other institutional documents, and Party A has taken necessary actions to get all necessary and appropriate approvals and authorizations;

c.	The principal of the loan to Party B is legally owned by Party A;

d.	The execution and performance of this Agreement by Party A does not violate any law, regulation, approval, authorization, notice, other governmental document, any agreement between Party A and any third party, or any promise made by Party A to a third party; and

e.	This Agreement shall constitute the legal, valid and binding obligations of Party A upon execution.

10.	Party B hereby represents and warrants to Party A that, from the execution date of this agreement until this Agreement terminates:

a.	Beijing Network is a limited liability company incorporated and validly existing under the laws of the PRC and Party B is the legal holder of the equity interest of Beijing Network;

b.	Party B has the right to execute and perform this Agreement. The execution and performance by Party B of this Agreement comply with its business scope, Articles or other institutional documents, and Party B has taken necessary actions to obtain all necessary and appropriate approvals and authorizations;

c.	The execution and performance of this Agreement by Party B does not violate any law, regulation, approval, authorization, notice, other governmental document, any agreement between Party B and any third party, or any promise made by Party B to a third party;

d.	This Agreement shall constitute the legal, valid and binding obligations of Party B upon execution;

e.	Party B has paid contribution in full for the equity interests he holds in Beijing Network in accordance with applicable laws and regulations;

f.	Except the provisions stipulated in the equity pledge agreement and exclusive option agreement, Party B did not create any pledge or other security over his equity interest in Beijing Network, make any offer to a third party to transfer his equity, make acceptance for the offer to a third party to purchase his equity, or execute any agreement with a third party to transfer his equity;

g.	There are no pending or potential disputes, litigation, arbitration, administrative proceedings or other legal proceedings in connection with the equity interests of Beijing Network held by Party B;

h.	Beijing Network has completed all necessary governmental approvals, licenses, registrations and filings.

11.	Party B undertakes, during the term of this Agreement, to:

a.	Not sell, transfer, pledge, dispose in any other manner of his equity interests in Beijing Network or other interests, and not allow to create other security interests over his equity interests without the prior written consent of Party A, except pledges or other rights created in the interest of Party A;

b.	Not consent, support or execute any shareholder resolutions at Beijing Network’s shareholder’s meetings that permit the sale, transfer, pledge, disposal in any manner of, and the creation of other security interests on, any of his legal or beneficiary equity interests without the prior written consent of Party A, except where transferring his equity interest to Party A;

c.	Not consent, support or execute any shareholder resolutions at Beijing Network’s shareholder meetings that permit Beijing Network to merge or combine with, or acquire or invest in, any person without Party A’s prior written consent;

d.	Promptly inform Party A of any pending or threatened litigation, arbitration or regulatory procedures relating to the equity interests of Beijing Network;

e.	Execute all necessary or appropriate documents, take all necessary or appropriate actions and bring all necessary or appropriate lawsuits or make all necessary and appropriate defenses against all claims in order to maintain the equity interests of Beijing Network held by Party B;

f.	Refrain from any act or omission that may materially affect the assets, business and liabilities of Beijing Network without the prior written consent of Party A;

g.	Appoint any person nominated by Party A as the director of Beijing Network, subject to Party A’s request;

h.	Transfer promptly and unconditionally, at any time, all equity interests in Beijing Network held by Party B to Party A or its designated person subject to the request of Party A, provided that such transfer is permitted under the laws of the PRC;

i.	Not request Beijing Network to distribute dividends or profits;

j.	Once Party B transfers his equity interest in Beijing Network to Party A or its designated person, he shall repay the consideration he receives as the principal and the interests or capital use cost to Party A if such repayment is permitted under the laws of the PRC;

k.	Strictly comply with the terms of this Agreement, perform the obligations under this Agreement, and refrain from any act or omission that affects the validity and enforceability of this Agreement.

12.	Party B, as the shareholder of Beijing Network, undertakes to cause Beijing Network, during the term of this Agreement, to:

a.	Not supplement, amend or modify its articles of association, or increase or decrease its registered capital, or to change its capital structure in any form without the prior written consent of Party A;

b.	Operate its business and handle matters prudently and affectively according to good financial and business rules and practices;

c.	Not sell, transfer, mortgage, dispose of in any other manner, or to create other security interests on, any of its assets, business or legal or beneficial rights to its income without the prior written consent of Party A from the date of this Agreement;

d.	Not create, succeed to, guarantee or permit any liability, without the prior written consent of Party A, except (i) the liability arising from the ordinary or daily course of business operations, but not arising from the loan; and (ii) the liability disclosed to Party A or approved by Party A in writing;

e.	Operate all businesses on a continued basis and maintain the value of its assets;

f.	Not execute any material contracts (for the purpose of this section, a contract will be deemed material if its value exceeds RMB 100,000) without the prior written consent of Party A, other than those executed during the ordinary course of business;

g.	Provide information of all its operations and financial affairs at Party A’s request;

h.	Not merge or combine with, acquire or invest in, any other person without the prior written consent of Party A;

i.	Not distribute dividends to the shareholders in any way without the prior written consent of Party A, and upon Party A’s request, to promptly distribute all profits that may be distributed to all shareholders.

j.	Promptly inform Party A of any pending or threatened litigation, arbitration or regulatory procedures relating to its assets, business or revenue;

k.	Execute all necessary or appropriate documents, take all necessary or appropriate actions and bring all necessary or appropriate lawsuits or make all necessary and appropriate defenses against all claims in order to maintain ownership of its assets;

l.	Strictly comply with the terms of the Exclusive Technology Service Agreement (“Service Agreement”) entered into between Beijing Network and Party A and other agreements, duly perform its obligations under the Service Agreement and other agreements, and refrain from any act or omission that affects the validity and enforceability of the Service Agreement.

13.	This Agreement shall be binding on, and only in the interest of, all parties hereto and their respective successors and assignees. Without prior written consent of Party A, Party B shall not transfer, pledge or assign any right, interest or obligation hereunder.

14.	Party B agrees that Party A may assign its rights and obligations hereunder to a third party by a written notice to Party B when it considers necessary. No further consent from Party B is required for such transfer.

15.	The execution, validity, interpretation, performance, amendment, termination and dispute resolution of this Agreement are governed by the laws of the PRC.

16.	Arbitration

a.	Both Parties shall strive to settle any dispute, conflicts, or compensation claims arising from the interpretation or performance (including any issue relating to the existence, validity and termination) of this Agreement through friendly consultation. In case no settlement can be reached within thirty (30) days after one party requests for settlement, each party can submit such matter to China International Economic and Trade Arbitration Commission (the “CIETAC”) in accordance with its rules. The arbitration award shall be final and conclusive and binding upon the Parties.

b.	The arbitration shall take place in Beijing.

c.	The arbitration language shall be Chinese.

17.	This Agreement shall become effective on the date of execution. Both Parties agree that the terms and conditions of this Agreement shall be effective as of the date on which Party B receives the loan, and shall expire as of the date on which both Parties complete their obligations hereunder.

18.	Party B shall not terminate or revoke this Agreement under any circumstances unless (a) Party A commits a material error, fraud, or other material unlawful action; or (b) upon Party A’s bankruptcy.

19.	This Agreement shall not be amended or modified without the written consent of the Parties hereto. Any matters not agreed upon in this Agreement may be supplemented by all Parties through the execution of a written agreement. The above amendments, modifications, supplements and any attachment of this Agreement shall be integral parts of this Agreement.

20.	This Agreement constitutes the entire agreement of the Parties with respect to the subject matter herein and supersedes and replaces all prior or contemporaneous verbal and written agreements and understandings between the Parties.

21.	This Agreement is severable. The invalidity or unenforceability of any clause shall not affect the validity or enforceability of other clauses herein.

22.	Each Party shall protect the confidentiality of information concerning the other Party’s business, operation, financial situation or other confidential information obtained under this Agreement or during the performance of this Agreement.

23.	Any obligation that is due before the expiration or early termination of this agreement shall survive such expiration or early termination. Section 15, 16, and 22 shall survive the termination of this Agreement.

24.	This Agreement shall be executed in two counterparts, each Party shall hold on counterpart. All counterparts shall have the same legal effect.

IN WITNESS WHEREOF, each party hereto have caused this Agreement to be duly executed by its legal representative on its behalf as of the date first set forth above.

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Party A:    Baidu Online Network Technology (Beijing) Co., Ltd.

Legal representative/authorized representative:

Company seal: /s/ Baidu Online Network Technology (Beijing) Co., Ltd.

Party B:    Yanhong Li

Signature: /s/ Yanhong Li

Schedule 1

Original Loan Agreements

No.	Contract Name	Parties	Execution Date

1.	Amended and Restated Loan Agreement	Baidu Online Network Technology (Beijing) Co., Ltd.; Yanhong Li; Yong Xu	20050322

2.	Capital Increase Loan Agreement	Baidu Online Network Technology (Beijing) Co., Ltd.; Yanhong Li	20060210

3.	Capital Increase Loan Agreement	Baidu Online Network Technology (Beijing) Co., Ltd.; Yanhong Li	20080306

4.	Supplemental Agreement to the Loan Agreement	Baidu Online Network Technology (Beijing) Co., Ltd.; Yanhong Li; Yong Xu; Haoyu Shen	20110111

5.	Renewed Agreement of the Amended and Restated Loan agreement	Baidu Online Network Technology (Beijing) Co., Ltd.; Yanhong Li; Haoyu Shen; Zhan Wang	20110826

6.	Supplemental Agreement to the Amended and Restated Loan Agreement	Baidu Online Network Technology (Beijing) Co., Ltd.; Yanhong Li; Zhan Wang	20140301

7.	Amended and Restated Loan Agreement	Baidu Online Network Technology (Beijing) Co., Ltd.; Yanhong Li	20151130